Exhibit 99.2

Where Food Comes From, Inc.

2025 Second Quarter Conference Call

Call date: Thursday August 7, 2025

Call time: 10:00 a.m. Mountain Time

Jay Pfeiffer – Investor Relations

Good morning and welcome to the Where Food Comes From 2025 second quarter earnings call.

Joining me on the call today are CEO John Saunders, President Leann Saunders, and Chief Financial Officer Dannette Henning.

During this call we’ll make forward-looking statements based on current expectations, estimates and projections that are subject to risk. Statements about financial performance, growth strategy, customers, business opportunities, market acceptance of our products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information.

I’ll now turn the call over to John Saunders.

John Saunders

Hello and thanks for joining the call today.

This morning, we reported improved second quarter financial results. Our core verification and certification revenue increased nearly 2% despite continued pressure on beef verifications associated with smaller herd sizes. The increase in verification revenue was attributable to strong demand for other verification services, most notably our CARE Certified and UpCycled programs, which continue to build momentum. This growth underscores the strength of a business model that’s based on providing the broadest range of verification services in the industry – a strategy that enables us to compensate for downturns in other segments of our business. We now verify customer compliance to more than 50 individual standards, and our unique ability to bundle these services results in cost savings and convenience for those customers and a differential competitive marketing advantage for our business.

Hardware sales in the second quarter also increased year-over-year – by 18% to $1.0 million from $800,000 in Q2 last year. Although we are selling fewer “basic” tags due to smaller herds and government tag subsidies, growing demand for higher priced, value-added tags is more than compensating. Some of these tag options include:

●	Combo sets that offer a blend of visual and electronic identification. These tags are also customizable in various ways to enable personalized ID systems and other advantages over standard tags.

●	Ultra-high frequency tags that operate up to 960 megahertz, offering improved accuracy, longer read ranges and faster read speeds – all of which combine to improve data management and compliance with USDA standards.

●	Tissue Sampling Units, or TSUs. These are tags used to extract DNA samples for genetic analysis.

The combination of higher verification and tag revenue led to a 3% increase in total revenue to $6.6 million from $6.4 million year over year. So, again, due to our deep solutions portfolio, we’re showing some resiliency in the face of cyclical headwinds.

Gross margins in the second quarter were negatively impacted by higher compensation costs related to a persistent tight labor market and rising costs of hardware.

Net income in Q2 increased 15% to $562,000, or 11 cents per share, from $489,000, or 9 cents per share, in the year-ago second quarter. That increase included a $172,000 gain in fair market value of digital assets.

Our balance sheet remains strong. We closed the quarter with cash and cash equivalents of $3.2 million, up from $2.0 million at year-end. That balance further increased on July 22 with the sale of our 10% interest in Progressive Beef – a transaction we reported in an SEC filing last week. Sales proceeds were $1.8 million in cash and the return of 12,585 shares of our common stock valued at $138,000 at closing on the 22nd. The $1.8 million in proceeds will be booked $800,000 as a gain on sale of investment and $1.0 million to write off the asset on the balance sheet. The 12,585 shares have been cancelled and removed from our total issued and outstanding shares.

We purchased our Progressive Beef interest in 2018 for approximately $1.0 million in cash and stock, so this has been a profitable investment for us. In addition, we received $1.6 million in Progressive Beef dividends over the past 6-plus years. Still, given the current state of the beef industry and the evolution of our services mix, management and the Board determined to monetize the investment. This transaction immediately strengthens our balance sheet, providing greater financial flexibility to pursue other growth initiatives and support our stock buyback program.

Meanwhile, we maintain a strong working relationship with Progressive Beef, and we will continue to conduct audits for the Progressive Beef standard. Those audits have generated an average of approximately $176,000 in annual revenue over the past three years.

One of the highlights of the second quarter was the expansion of our retail labeling program through the addition to two major retailers now featuring CARE Certified beef products in stores spanning from Hawaii to the East Coast. These customers join a growing movement of retailers responding to consumer demand for responsibly produced food and further expand the availability of beef that meets rigorous sustainability standards through participation in CARE Certified. These are staged rollouts that are expected to include more than 100 retail locations by year-end with potential to add additional stores for both customers in 2026. Certain beef products will also display WFCF Source Verified and Non-hormone Treated labeling, reinforcing transparency and trust in the food supply chain. So, in addition to adding to our licensing revenue stream, these new customer programs significantly raise awareness of Where Food Comes From and its services among tens of thousands of new retail consumers.

Another Q2 highlight is our progress in integrating Artificial Intelligence tools into our business to improve efficiency and enhance customer experiences. We have added technical talent to build AI capabilities that support myriad tasks across our business and deliver time and cost savings to our customers. These investments will help us scale our business more rapidly and efficiently and will pay for themselves many times over as we move forward.

And on the subject of investments, we continued to repurchase our own shares in the second quarter, taking another 24,481 shares out of the float at an average price of $10.25 per share. Year to date we have repurchased a total of 55,826 shares of stock, raising to more than 1.2 million the total number of shares taken off the market through buybacks and private purchases since 2019. These buybacks, combined with a special dividend, represent $14.6 million in value returned to shareholders over the past six years.

And with that, I’ll thank you again for joining the call today and open the call to questions. Operator…

Question and Answer Session:

During the earnings call, an analyst inquired about the company’s talent attraction strategy, which includes college recruitment, brand recognition, and internal education initiatives. Executives reiterated their commitment to open communication and ongoing investment in technical capabilities to drive growth.